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                                                                   EXHIBIT 5.1


                    [BECKMAN INSTRUMENTS, INC. LETTERHEAD]



                              December 12, 1995




Beckman Instruments, Inc.
2500 Harbor Boulevard
Fullerton, CA 92634


Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 (the "Registration Statement") of Beckman Instruments, Inc., a Delaware corporation (the "Company"), filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company's Common Stock, par value $.10 per share (the "Shares"), which are to be offered and sold pursuant to the Company's Employees' Stock Purchase Plan (the "Plan"). I am familiar with the proceeding taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.

On the basis of such investigations as I have deemed necessary for purposes of this opinion, I am of the opinion that the Shares, when offered and sold pursuant to the Plan, will be validly issued, fully paid and non-assessable.

I consent to the use of this opinion as an Exhibit to the Registration
Statement.


                                              Respectfully submitted,

                                                  WILLIAM H. MAY
                                              ------------------------
                                                  William H. May
                                              Vice President, General
                                               Counsel and Secretary